UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2010

CARDINAL ETHANOL, LLC
(Exact name of registrant as specified in its charter)

Indiana	000-53036	20-2327916
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1554 N. County Road 600 E, Union City, IN	47390
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765)-964-3137

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 10, 2010, Cardinal Ethanol, LLC (“Cardinal”) entered into a Carbon Dioxide Purchase and Sale Agreement (“Agreement”) with EPCO Carbon Dioxide Products, Inc. (“EPCO”). EPCO will lease a portion of Cardinal’s property under a separate written lease agreement, on which it will construct a carbon dioxide liquefaction plant. Under the Agreement, Cardinal will supply to EPCO at the liquefaction plant, CO2 Gas meeting certain specifications and at a rate sufficient for EPCO to produce 6.25 tons of liquid CO2 per hour. EPCO will pay Cardinal a price of $5.00 per ton of liquid CO2 shipped out of the liquefaction plant by EPCO. EPCO may be entitled to a CO2 credit in certain circumstances and as calculated in the Agreement. The Agreement contains a take or pay obligation pursuant to which EPCO agrees to pay Cardinal for a minimum of 40,000 tons each year or approximately $200,000 annually. The initial term of the Agreement is for a period of ten years commencing on the start-up date of the EPCO liquefaction plant, but no later than June 1, 2010. The Agreement will automatically renew for two additional five year terms thereafter unless otherwise terminated pursuant to the Agreement. The Agreement may be terminated by either party in the event of an uncured material breach, if the ethanol plant shuts down production for more than 60 days or if an event of force majeure continues for more than 60 days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: March 16, 2010	/s/Bill Dart
Bill Dart, Chief Financial Officer and Treasurer (Principal Financial Officer)